Exhibit 1.2

Execution Copy

H.B. FULLER COMPANY

FIRST AMENDMENT

Dated as of March 5, 2012

to

NOTE PURCHASE AGREEMENT

Dated as of December 16, 2009

Re: $150,000,000 Senior Notes

Due 2016-2020

FIRST AMENDMENT TO NOTE PURCHASE AGREEMENT

THIS FIRST AMENDMENT dated as of March 5, 2012 (the or this “First Amendment”) to the Note Purchase Agreement each dated as of December 16, 2009 is between H.B. FULLER COMPANY, a Minnesota corporation (the “Company”), and each of the institutions which is a signatory to this First Amendment (collectively, the “Noteholders”).

R E C I T A L S:

A. The Company and each of the purchasers named in Schedule A thereto have heretofore entered into that certain Note Purchase Agreement dated as of December 16, 2009 (the “Note Purchase Agreement”). The Company has heretofore issued (a) $17,000,000 aggregate principal amount of its 5.13% Senior Notes, Series A, due December 16, 2016 (the “Series A Notes”), (b) $33,000,000 aggregate principal amount of its 5.13% Senior Notes, Series B, due February 24, 2017 (the “Series B Notes”), (c) $35,000,000 aggregate principal amount of its 5.61% Senior Notes, Series C, due December 16, 2019 (the “Series C Notes”), and (d) $65,000,000 aggregate principal amount of its 5.61% Senior Notes, Series D, due February 24, 2020 (the “Series D Notes”; the Series A Notes, the Series B Notes, the Series C Notes and the Series D Notes being hereinafter collectively referred as the “Notes”) pursuant to the Note Purchase Agreement. The Noteholders are the holders of at least 51% of the outstanding principal amount of the Notes.

B. The Company and the Noteholders now desire to amend the Note Purchase Agreement in the respects, but only in the respects, hereinafter set forth.

C. Capitalized terms used herein shall have the respective meanings ascribed thereto in the Note Purchase Agreement unless herein defined or the context shall otherwise require.

D. All requirements of law have been fully complied with and all other acts and things necessary to make this First Amendment a valid, legal and binding instrument according to its terms for the purposes herein expressed have been done or performed.

NOW, THEREFORE, upon the full and complete satisfaction of the conditions precedent to the effectiveness of this First Amendment set forth in Section 3.1 hereof, and in consideration of good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Company and the Noteholders do hereby agree as follows:

SECTION 1. AMENDMENTS.

Section 1.1. Section 2.2(b) of the Note Purchase Agreement shall be and is hereby amended in its entirety to read as follows:

(b) The holders of the Notes acknowledge and agree that such holders will promptly discharge and release any Subsidiary Guarantor from the Subsidiary Guaranty to which it is a

H.B. FULLER COMPANY	FIRST AMENDMENT

party pursuant to the written request of the Company, provided that (i) such Subsidiary Guarantor has been released and discharged as an obligor and guarantor under and in respect of all Indebtedness of the Company due and owing pursuant to the Bank Credit Agreement and the 2012 Notes, and the Company so certifies to the holders of the Notes in a certificate which accompanies such request for release and discharge, (ii) any such release and discharge shall be expressly conditioned upon receipt by the holders of the Notes of a written agreement executed by the Subsidiary Guarantor to be released pursuant to which such Subsidiary Guarantor shall agree that if, for any reason whatsoever, it thereafter becomes an obligor or guarantor under and in respect of any Indebtedness of the Company due and owing pursuant to the Bank Credit Agreement or the 2012 Notes, then such Subsidiary Guarantor shall contemporaneously provide written notice thereof to the holders of the Notes accompanied by an executed Subsidiary Guaranty of such Subsidiary Guarantor and (iii) at the time of such release and discharge, the Company shall deliver a certificate of a Responsible Officer to the holders of the Notes to the effect that no Default or Event of Default exists.

Section 1.2. Section 9.8 of the Note Purchase Agreement shall be and is hereby amended in its entirety to read as follows:

Section 9.8. Guaranty by Subsidiaries. (a) The Company will cause each Subsidiary which delivers a Guaranty pursuant to, or is, subject to clause (b) below, an obligor or a borrower under, any Bank Credit Agreement or the 2012 Note Purchase Agreement to concurrently enter into or join a Subsidiary Guaranty, and within three (3) Business Days thereafter will deliver to each of the holders of the Notes the following items:

(i) an executed counterpart of such Subsidiary Guaranty or joinder agreement in respect of an existing Subsidiary Guaranty, as appropriate;

(ii) a certificate signed by the President, a Vice President or another authorized Responsible Officer of such Subsidiary making representations and warranties to the effect of those contained in Sections 5.1, 5.2, 5.6, 5.7 and 5.18 (though, in the case of Section 5.18, with respect to the obligations of such Subsidiary under such Subsidiary Guaranty and other Senior Indebtedness of such Subsidiary), but with respect to such Subsidiary and such Subsidiary Guaranty, as applicable;

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(iii) such documents and evidence with respect to such Subsidiary as the Required Holders may reasonably request in order to establish the existence and good standing of such Subsidiary and the authorization of the transactions contemplated by such Subsidiary Guaranty; and

(iv) an opinion of counsel reasonably satisfactory to the Required Holders to the effect that such Subsidiary Guaranty has been duly authorized, executed and delivered and constitutes the legal, valid and binding obligation of such Subsidiary enforceable in accordance with its terms, except as an enforcement of such terms may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

(b) Notwithstanding the foregoing, the Company shall not be required to cause H.B. Fuller Finance (Ireland), a company organized under the laws of the Republic of Ireland (“Fuller Finance”), to comply with the provisions of clause (a) above unless Fuller Finance delivers a Guaranty of another entity’s obligations under any Bank Credit Agreement or the 2012 Note Purchase Agreement; provided that the aggregate amount of the obligations of Fuller Finance as an obligor or borrower under the Bank Credit Agreement shall not at any time exceed $25,000,000 in the aggregate. For the avoidance of doubt, unless Fuller Finance becomes a Subsidiary Guarantor in accordance with clause (a) above, all obligations of Fuller Finance as an obligor or a borrower under a Bank Credit Agreement or the 2012 Note Purchase Agreement shall constitute Consolidated Priority Indebtedness.

Section 1.3. Section 9.9 of the Note Purchase Agreement shall be and is hereby amended in its entirety to read as follows:

Section 9.9. Most Favored Lender Status. (a) If the Company enters into any amendment or other modification of any Bank Credit Agreement or the 2012 Note Purchase Agreement that results in one or more additional or more restrictive Financial Covenants than those contained in this Agreement, then the terms of this Agreement, without any further action on the part of the Company or any of the holders of the Notes, will unconditionally be deemed on the date of execution of any such amendment or other modification to be automatically amended to include each such additional or more restrictive Financial Covenant, together with all definitions relating thereto, and any event of default in respect of any such additional or more restrictive covenant(s) so included herein shall be deemed to be an Event of Default under

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Section 11(c), subject to all applicable terms and provisions of this Agreement, including, without limitation, all grace periods, all limitations in application, scope or duration, and all rights and remedies exercisable by the holders of the Notes hereunder. For purposes of this Section 9.9, “Financial Covenant” means any covenant (or other provision having similar effect) the subject matter of which pertains to measurement of the Company’s financial condition or financial performance, including a measurement of the Company’s leverage, ability to cover expenses, earnings, net income, fixed charges, interest expense, net worth or other component of the Company’s consolidated financial position or results of operations (however expressed and whether stated as a ratio, a fixed threshold, as an event of default or otherwise).

(b) If, after the date of execution of any amendment or modification under any Bank Credit Agreement or the 2012 Note Purchase Agreement that results in the amendment or deemed amendment of this Agreement as contemplated in Section 9.9(a), the subject Financial Covenant is excluded, terminated, loosened, amended or otherwise modified under such Bank Credit Agreement or the 2012 Note Purchase Agreement, or such Bank Credit Agreement or the 2012 Note Purchase Agreement itself is terminated and not replaced, then such Financial Covenant, without any further action on the part of the Company or any of the holders of the Notes, shall unconditionally be deemed on the date of execution of any such amendment or modification to be then and thereupon be so excluded, terminated, loosened or otherwise amended or modified under this Agreement and Section 11(c) shall be modified accordingly, or if such Bank Credit Agreement or the 2012 Note Purchase Agreement itself is terminated and not replaced, such Financial Covenant shall be deemed on the date of such termination to provide as it would have in the absence of any amendment or deemed amendment of this Agreement as contemplated in Section 9.9(a); provided that if a Default or Event of Default shall exist at the time any such Financial Covenant is to be so excluded, terminated, loosened, amended or modified under this Agreement pursuant to this Section 9.9(b), the prior written consent thereto of the Required Holders shall be required as a condition to the exclusion, termination, loosening or other amendment or modification of any such Financial Covenant for so long as such Default or Event of Default continues to exist; and provided, further, that in any and all events, the affirmative and negative covenants and related definitions and Events of Default contained in this Agreement as in effect on the date of this Agreement, as amended (other than pursuant to operation of

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Section 9.9(a)) shall not in any event be deemed or construed to be loosened or relaxed by operation of the terms of this Section 9.9(b), and only any such Financial Covenant included pursuant to Section 9.9(a) shall be so excluded, terminated, loosened, amended or otherwise modified pursuant to the terms hereof.

(c) The Company and the Required Holders shall from time to time promptly execute and deliver at the Company’s expense (including, without limitation, the fees and expenses of counsel for the holders of the Notes) an amendment to this Agreement in form and substance reasonably satisfactory to the Company and the Required Holders evidencing that, pursuant to this Section 9.9, this Agreement then and thereafter includes, excludes, amends or otherwise modifies any Financial Covenant; provided that the execution and delivery of such amendment shall not be a precondition to the effectiveness of such amendment.

Section 1.4. Section 10.2(m) of the Note Purchase Agreement shall be and is hereby amended in its entirety to read as follows:

(m) mortgages, conditional sales contracts, security interests, Liens, encumbrances or other arrangements for the retention of title in addition to those described in clauses (a) through (j) above incurred after the date of the first Closing and given to secure Indebtedness for Borrowed Money of the Company or any Subsidiary; provided that, at the time of the incurrence of such Indebtedness and after giving effect thereto, no Default or Event of Default would exist under Section 10.8; provided, further, that, notwithstanding the foregoing, in the event that at any time the Company or any Subsidiary provides a Lien to or for the benefit of the lenders under any Bank Credit Agreement or the administrative agent on their behalf or the holders of the 2012 Notes, then the Company will, and will cause each of its Subsidiaries that has provided any such Lien to concurrently grant to and for the benefit of the holders of the Notes a similar first priority Lien (subject only to Liens otherwise permitted by this Section 10.2, and ranking pari passu with the Lien provided to or for the benefit of the lenders and/or the administrative agent, as the case may be, under such Bank Credit Agreement or the holders of the 2012 Notes), over the same assets, property and undertaking of the Company and the Subsidiary as those encumbered in respect of such Bank Credit Agreement or the 2012 Notes, in form and substance reasonably satisfactory to the Required Holders with such security to be the subject of an intercreditor agreement among the lenders and/or the administrative agent, as the case may be,

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under such Bank Credit Agreement or the administrative agent on their behalf, as the case may be, the holders of the 2012 Notes and the holders of Notes, which shall be reasonably satisfactory in form and substance to the Required Holders.

Section 1.5. The following definitions contained in Schedule B to the Note Purchase Agreement shall be and are hereby amended in their respective entirety to read as follows:

“Bank Credit Agreement” means collectively the 2012 Credit Agreement and the 2006 Credit Agreement.

“Consolidated EBITDA” means, with reference to any period, the sum of the following:

(a) Consolidated Net Income for such period, plus

(b) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of the following for such period

(i) Consolidated Interest Expense,

(ii) expense for taxes paid or accrued,

(iii) all amounts attributable to depreciation and amortization,

(iv) non-cash impairment losses related to long-lived assets, intangible assets or goodwill,

(v) extraordinary non-cash losses incurred other than in the ordinary course of business,

(vi) nonrecurring extraordinary non-cash restructuring charges,

(vii) cash expenses incurred in connection with acquisition and disposition advisory costs for the Forbo Acquisition, arranging financing for the Forbo Acquisition and amending, refinancing and replacing financing existing at the time of the Forbo Acquisition (including, without limitation, the non-cash write-off of deferred financing costs resulting from the prepayment or replacement of debt and any loss or expense on foreign exchange transactions (including Swap Agreements) intended to hedge the purchase price for the Forbo Acquisition), provided that the aggregate amount of all such cash expenses permitted under this clause (vii) shall not exceed $25,000,000 in the aggregate, and

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(viii) cash expenses incurred during fiscal years 2011 through 2014 in connection with (A) facilities consolidation, relocation or closing, (B) restructuring and integration, including, but not limited to retention bonuses and employee relocation costs, (C) discontinuance of operations, (D) work force reduction or severance, (E) sale or abandonment of assets other than inventory and (F) professional and other fees incurred in connection with the Forbo Acquisition or the restructuring of the Company’s Europe, India, Middle East and Africa operations, including consulting, diligence, legal, tax, restructuring, valuation, environmental and other similar fees, provided that the aggregate amount of all such cash expenses permitted under this clause (viii) shall not exceed $85,000,000 in the aggregate, and provided, further that (x) the aggregate amount of all such cash expenses permitted under this clause (viii) during the Company’s 2012 fiscal year shall not exceed $65,000,000 in the aggregate and (y) the aggregate amount of all such cash expenses permitted under this clause (viii) during the Company’s 2013 and 2014 fiscal years on a combined basis shall not exceed $65,000,000 in the aggregate, minus

(c) without duplication and to the extent included in determining such Consolidated Net Income, extraordinary non-cash gains incurred other than in the ordinary course of business;

all calculated for the Company and its Subsidiaries in accordance with GAAP on a consolidated basis. For purposes of Section 10.1(b), Consolidated EBITDA for any period of four (4) consecutive fiscal quarters (each, a “Reference Period”) during which a Material Acquisition or a Material Disposition shall have been made by the Company or any Subsidiary shall be calculated after giving pro forma effect (calculated in a manner consistent with the requirements of the 2012 Credit Agreement) but in any case without giving effect to any cost savings in excess of $5,000,000 during any Reference Period) to such Material Acquisition or Material Disposition (as applicable), as if such Material Acquisition or Material Disposition (as applicable) occurred on the first day of such Reference Period. For purposes of this definition, the term “Material Acquisition” means any acquisition or series of related acquisitions by the Company or any Subsidiary that (A) constitutes a Permitted Acquisition, and (B) involves the payment of consideration by the Company and its Subsidiaries in excess of $10,000,000 and the term “Material Disposition” means any sale, transfer or other disposition or series of related sales, transfers or dispositions by the Company or any Subsidiary that (C) constitutes a disposition of all or substantially all of the assets of, or all or a majority of the Equity Interests in, a

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Person or division or line of business of a Person, and (D) involves the receipt of consideration by the Company and its Subsidiaries in excess of $10,000,000. For the avoidance of doubt, for purposes of this definition, cash expenses shall be deemed to be incurred when recorded in the financial statements in accordance with GAAP regardless of the date on which such cash expenses are, in fact, paid.

“Consolidated Interest Expense” means, with reference to any period, the interest expense (including without limitation the portion of Capital Lease Obligations that constitutes imputed interest in accordance with GAAP) of the Company and its Subsidiaries calculated on a consolidated basis for such period with respect to all outstanding Indebtedness of the Company and its Subsidiaries allocable to such period in accordance with GAAP, and including, to the extent allocable to such period in accordance with GAAP, (a) net costs (or benefits) under interest rate Swap Agreements, (b) commissions, discounts and other fees and charges with respect to letters of credit and bankers acceptance financing and (c) the interest component of all Attributable Receivable Indebtedness of the Company and its Subsidiaries.

“Consolidated Priority Indebtedness” means, without duplication, (a) any Indebtedness of the Company or a Subsidiary secured by a Lien created or incurred within the limitations of Section 10.2(m) and not otherwise permitted under Sections 10.2(a) through 10.2(j), and (b) any Indebtedness of the Company’s Subsidiaries; provided that there shall be excluded from any calculation of Consolidated Priority Indebtedness, (i) all Indebtedness of any Subsidiary Guarantor, (ii) the Indebtedness of (A) any Subsidiary evidenced by a Guaranty of such Subsidiary of Indebtedness of the Company outstanding under a Bank Credit Agreement, for so long as a Subsidiary Guaranty from such Subsidiary shall remain in full force and effect, and (B) the Company or any Subsidiary secured by a Lien described in subparagraph (a) above granted to or for the benefit of the lenders under any Bank Credit Agreement or the administrative agent on their behalf or the holders of the 2012 Notes to the extent the Company and such Subsidiary have also granted to and for the benefit of the holders of the Notes a similar first priority lien (pursuant to the second proviso of Section 10.2(m)), subject only to Liens otherwise permitted under Sections 10.2(a) through 10.2(j) and ranking pari passu with the Lien provided to or for the benefit of the lenders and/or the administrative agent, as the case may be, under any Bank Credit Agreement, or the holders of the 2012 Notes, (iii) the Indebtedness of any Subsidiary owing to the Company or a Wholly-owned

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Subsidiary of the Company, (iv) all Indebtedness of any Subsidiary outstanding on the date of first Closing and described on Schedule 5.15 hereof, and (v) any extension, renewal, refinancing (including successive refinancings) or refunding of Indebtedness described in the foregoing clause (iv), provided that (A) any such extension, renewal, refinancing or refunding does not increase the principal amount remaining unpaid as of the date of such extension, renewal, refinancing or refunding plus an additional amount equal to unpaid accrued interest on such Indebtedness and fees and expenses reasonably incurred in connection therewith, and in the case of a refinancing, a reasonable prepayment premium and, and (B) in the case of any such Indebtedness secured by a Lien, such lien shall attach solely to the same such property.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed (with the amount of such Indebtedness being the lesser of the amount secured and the fair market value of the property subject to such Lien), (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) the net obligations of such Person under any Swap Agreement or under any similar type of agreement and (l) all Attributable Receivables Indebtedness of such Person. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. For purposes of the financial covenants under this Agreement, preferred stock issued by any

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Person shall not be considered Indebtedness of such Person. Notwithstanding anything to the contrary in the foregoing, in connection with any Permitted Acquisition or any other acquisition by the Company or any Subsidiary permitted hereunder (or any sale, transfer or other disposition by the Company or any Subsidiary permitted hereunder), the term “Indebtedness” shall not include, to the extent the same are not, and will not be, reflected as indebtedness or liabilities on the consolidated balance sheet of the Company, contingent post-closing purchase price adjustments or earn-outs to which the seller in such Permitted Acquisition or such other acquisition (or the buyer in such sale, transfer or other disposition, as the case may be) may become entitled or contingent indemnity obligations that may be owed to such seller (or buyer, if applicable) in respect thereof.

“Material Subsidiary” means each Subsidiary (a) which, as of the most recent fiscal quarter of the Company, for the period of four consecutive quarters then ended, for which financial statements have been delivered pursuant to Section 7.1, contributed, or in the case of a Subsidiary acquired after the date of such financial statements, would have contributed, greater than ten percent (10%) of the Company’s Consolidated EBITDA for such period or (b) which contributed, or in the case of a Subsidiary acquired after the date of such financial statements, would have contributed, greater than ten percent (10%) of the Company’s Consolidated Total Assets as of such date.

“Permitted Acquisition” means any acquisition (whether by purchase, merger, consolidation or otherwise but excluding in any event a Hostile Acquisition) or series of related acquisitions by the Company or any Subsidiary of all or substantially all the assets of, or more than fifty percent (50%) of the Equity Interests in, a Person or division or line of business of a Person if, at the time of and immediately after giving effect thereto, (a) no Default has occurred and is continuing or would arise after giving effect thereto, (b) such Person or division or line of business is engaged in the same or a similar line of business as the Company and the Subsidiaries or business reasonably related thereto, (c) all actions required to be taken with respect to such acquired or newly formed Subsidiary under Section 9.8, if any, shall have been taken, (d) the Company and the Subsidiaries are in compliance, on a pro forma basis determined in a manner consistent with the requirements of the Bank Credit Agreements after giving effect to such acquisition (without giving effect to any cost savings in excess of $5,000,000), with the covenants contained in Section 10.1 recomputed as of the last day of the most recently ended fiscal quarter of the Company

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for which financial statements are available, as if such acquisition (and any related incurrence or repayment of Indebtedness, with any new Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms) had occurred on the first day of each relevant period for testing such compliance and, if the aggregate consideration paid in respect of such acquisition exceeds $100,000,000, the Company shall have delivered to each Holder of Notes that is an Institutional Investor a certificate of a Senior Financial Officer of the Company to such effect, together with all relevant financial information, statements and projections (including, without limitation, all such financial information, statements and projections provided under the 2012 Credit Agreement) and (e) in the case of an acquisition or merger involving the Company or a Subsidiary, the Company or such Subsidiary is the surviving entity of such merger and/or consolidation.

“Permitted Jurisdiction” means the United States of America, Canada, the United Kingdom, Switzerland, any country that on April 30, 2004 was a member of the European Union on April 30, 2004 (other than Greece, Portugal, Italy, Spain or Iceland), Japan or Australia.

“Permitted Receivables Facility Assets” shall mean (a) Receivables (whether now existing or arising in the future) of the Company and its Subsidiaries which are transferred or pledged to the Receivables Entity pursuant to the Permitted Receivables Facility and any related Permitted Receivables Related Assets which are also so transferred or pledged to the Receivables Entity and all proceeds thereof and (b) loans to the Company and its Subsidiaries secured by Receivables (whether now existing or arising in the future) and any Permitted Receivables Related Assets of the Company and its Subsidiaries which are made pursuant to the Permitted Receivables Facility.

Section 1.6. The following definitions shall be added in alphabetical order to Schedule B to the Note Purchase Agreement:

“2006 Credit Agreement” means that certain Loan Agreement dated as of June 19, 2006 (as amended by Amendment No. 1 dated January 16, 2009, Amendment No. 2 dated April 19, 2009 and Amendment No. 3 dated as of March 5, 2012 among H.B. Fuller Company, the lenders party thereto and JPMorgan Chase Bank, National Association, as administrative agent, Citibank N.A., as syndication agent and ABN AMRO Bank N.V. and The Bank of Tokyo-Mitsubishi UFJ, Ltd., Chicago Branch, as

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co-documentation agents, J.P. Morgan Securities Inc. and Citigroup Global Markets Inc., as joint book-runners and co-lead arrangers, as the same may from time to time be supplemented, amended, modified, waived, extended, renewed or replaced.

“2012 Credit Agreement” means that certain Credit Agreement dated as of March 5, 2012 among the Company, the foreign subsidiary borrowers party thereto, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, Citibank, N.A., as syndication agent, Bank of America, N.A., PNC Bank, National Association, and U.S. Bank National Association, as co-documentation agents, and JPMorgan Securities Inc. and Citigroup Global Markets Inc., as joint book-runners and co-lead arrangers, as the same may from time to time be supplemented, amended, modified, waived, extended, renewed or replaced.

“2012 Note Purchase Agreement” means that certain note purchase agreement dated as of March 5, 2012 among the Company and the purchasers named in Schedule A thereto.

“2012 Notes” means the Series E Notes, Series F Notes, Series G Notes and Series H Notes issued under the 2012 Note Purchase Agreement.

“Forbo Acquisition” means the purchase of the global industrial adhesives and synthetic polymers business of Forbo Holding AG (“Seller”) and the construction products business of Seller in France, Spain and Switzerland (collectively, the “Business”) for a total purchase price of three hundred seventy million Swiss francs (CHF 370,000,000), which purchase price shall be subject to adjustment as of the closing date for changes in the net financial debt and net working capital of the Business and other customary purchase price adjustment mechanisms to be consummated on or about March 5, 2012.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

Section 2.1. To induce the Noteholders to execute and deliver this First Amendment (which representations shall survive the execution and delivery of this First Amendment), the Company represents and warrants to the Noteholders that:

(a) this First Amendment has been duly authorized, executed and delivered by it and this First Amendment constitutes the legal, valid and binding obligation, contract and agreement of the Company enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors’ rights generally;

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(b) the Note Purchase Agreement, as amended by this First Amendment, constitutes the legal, valid and binding obligation, contract and agreement of the Company enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors’ rights generally;

(c) the execution, delivery and performance by the Company of this First Amendment (i) has been duly authorized by all requisite corporate action and, if required, shareholder action, (ii) does not require the consent or approval of any governmental or regulatory body or agency, and (iii) will not (A) violate (1) any provision of law, statute, rule or regulation or its certificate of incorporation or bylaws, (2) any order of any court or any rule, regulation or order of any other agency or government binding upon it, or (3) any provision of any material indenture, agreement or other instrument to which it is a party or by which its properties or assets are or may be bound or (B) result in a breach or constitute (alone or with due notice or lapse of time or both) a default under any indenture, agreement or other instrument referred to in clause (iii)(A)(3) of this Section 2.1(c); and

(d) as of the date hereof and after giving effect to this First Amendment, no Default or Event of Default has occurred which is continuing.

SECTION 3. CONDITIONS TO EFFECTIVENESS OF THIS FIRST AMENDMENT.

Section 3.1. This First Amendment shall not become effective until, and shall become effective when, each and every one of the following conditions shall have been satisfied:

(a) executed counterparts of this First Amendment, duly executed by the Company and the holders of at least 51% of the outstanding principal of the Notes, shall have been delivered to the Noteholders;

(b) the Noteholders shall have received evidence satisfactory to them that the 2006 Credit Agreement, including, without limitation, with respect to the definitions of “Consolidated EBITDA” and “Consolidated Interest Expense,” has been amended in form and substance satisfactory to the Noteholders and in conformity with the proposed amendment of such definitions as contained in Section 1 hereof;

(c) the Noteholders shall have received evidence satisfactory to them that the 2012 Credit Agreement, including, without limitation, with respect to the definitions of “Consolidated EBITDA” and “Consolidated Interest Expense,” has been entered into in form and substance satisfactory to the Noteholders and in conformity with the proposed amendment of such definitions as contained in Section 1 hereof;

(d) the Noteholders shall have received evidence satisfactory to them that the 2012 Note Purchase Agreement, including, without limitation, with respect to the definitions of “Consolidated EBITDA” and “Consolidated Interest Expense,” has been entered into in form and substance satisfactory to the Noteholders and in conformity with the proposed amendment of such definitions as contained in Section 1 hereof; and

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(e) the Noteholders shall have received a copy of the resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance by the Company of this First Amendment, certified by its Secretary or an Assistant Secretary;

(f) the representations and warranties of the Company set forth in Section 2 hereof are true and correct on and with respect to the date hereof;

(g) the Company shall have paid the reasonable fees and expenses of Chapman and Cutler LLP, special counsel to the Noteholders, in connection with the negotiation, preparation, approval, execution and delivery of this First Amendment;

(h) each holder of a Notes shall have received an amendment fee in an amount equal to 0.125% of the outstanding principal amount of its Notes; and

(i) the Noteholders shall have received the favorable opinion of internal counsel to the Company, or to the extent determined by the Company, its outside counsel, as to the matters set forth in Sections 2.1(a), 2.1(b) and 2.1(c) hereof, which opinion shall be in form and substance satisfactory to the Noteholders.

Upon receipt of all of the foregoing, this First Amendment shall become effective.

SECTION 4. MISCELLANEOUS.

Section 4.1. This First Amendment shall be construed in connection with and as part of each of the Note Purchase Agreement, and except as modified and expressly amended by this First Amendment, all terms, conditions and covenants contained in the Note Purchase Agreement and the Notes are hereby ratified and shall be and remain in full force and effect.

Section 4.2. Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this First Amendment may refer to the Note Purchase Agreement without making specific reference to this First Amendment but nevertheless all such references shall include this First Amendment unless the context otherwise requires.

Section 4.3. The descriptive headings of the various Sections or parts of this First Amendment are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

Section 4.4. This First Amendment shall be governed by and construed in accordance with New York law.

Section 4.5. The execution hereof by you shall constitute a contract between us for the uses and purposes hereinabove set forth, and this First Amendment may be executed in any number of counterparts, each executed counterpart constituting an original, but all together only one agreement.

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H.B. FULLER COMPANY

By	/s/ Cheryl A. Reinitz
Name: Cheryl A. Reinitz
Title: Vice President, Treasurer

H.B. FULLER COMPANY	FIRST AMENDMENT

Accepted and Agreed to:

AMERICAN REPUBLIC INSURANCE COMPANY

CATHOLIC UNITED FINANCIAL

CATHOLIC FINANCIAL LIFE

FARM BUREAU LIFE INSURANCE COMPANY OF MICHIGAN

FIDELITY LIFE ASSOCIATION

INDUSTRIAL ALLIANCE PACIFIC INSURANCE AND FINANCIAL SERVICES, INC. (FKA: INDUSTRIAL-ALLIANCE PACIFIC LIFE INSURANCE COMPANY)

MINNESOTA LIFE INSURANCE COMPANY

MTL LIFE INSURANCE COMPANY

TRUSTMARK INSURANCE COMPANY

UNITED INSURANCE COMPANY OF AMERICA

By: Advantus Capital Management, Inc.

By	/s/ Robert G. Diedrich
Name: Robert G. Diedrich
Title: Vice President

H.B. FULLER COMPANY	FIRST AMENDMENT

Accepted and Agreed to:

ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA

By:	Allianz of America, Inc., as the authorized signatory and investment manager

By	/s/ Brian F. Landry
Name: BRIAN F. LANDRY
Title: ASSISTANT TREASURER

H.B. FULLER COMPANY	FIRST AMENDMENT

Accepted and Agreed to:

AMERICO FINANCIAL LIFE & ANNUITY – LONDON LIFE

By	/s/ Greg Hamilton
Name: Greg Hamilton
Title: VP – Investments

H.B. FULLER COMPANY	FIRST AMENDMENT

Accepted and Agreed to:

AVIVA LIFE AND ANNUITY COMPANY

By:	Aviva Investors North America, Inc., its authorized attorney-in-fact

By	/s/ Roger D. Fors
Name: Roger D. Fors
Title: VP-Private Fixed Income

H.B. FULLER COMPANY	FIRST AMENDMENT

Accepted and Agreed to:

C.M. LIFE INSURANCE COMPANY

By:	Babson Capital Management LLC as Investment Adviser

By	/s/ Elizabeth S. Perenick
Name: Elizabeth A. Perenick
Title: Managing Director

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By:	Babson Capital Management LLC as Investment Adviser

By	/s/ Elizabeth S. Perenick
Name: Elizabeth A. Perenick
Title: Managing Director

MASSMUTUAL ASIA LIMITED

By:	Babson Capital Management LLC as Investment Adviser

By	/s/ Elizabeth S. Perenick
Name: Elizabeth A. Perenick
Title: Managing Director

H.B. FULLER COMPANY	FIRST AMENDMENT

Accepted and Agreed to:

CMFG LIFE INSURANCE COMPANY (FKA CUNA MUTUAL LIFE INSURANCE SOCIETY)

By:	MEMBERS Capital Advisors, Inc., acting as Investment Advisor

By	/s/ Allen R. Cantrell
Name: Allen R. Cantrell
Title: Managing Director, Investments

H.B. FULLER COMPANY	FIRST AMENDMENT

Accepted and Agreed to:

GENWORTH LIFE INSURANCE COMPANY

By	/s/ John R. Endres
Name: John R. Endres
Title: Investment Officer

H.B. FULLER COMPANY	FIRST AMENDMENT

Accepted and Agreed to:

GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY

By	/s/ Tad Anderson
Name: Tad Anderson
Title: AVP Investments

By	/s/ Eve Hampton
Name: Eve Hampton
Title: VP Investments

H.B. FULLER COMPANY	FIRST AMENDMENT

Accepted and Agreed to:

THE GUARDIAN LIFE INSURANCE COMPANY OF
AMERICA

By	/s/ Gwendolyn S. Foster
Name: Gwendolyn S. Foster
Title: Senior Director

H.B. FULLER COMPANY	FIRST AMENDMENT

Accepted and Agreed to:

HOMESTEADERS LIFE COMPANY

By	/s/ Glen R. Hare
Name: Glen R. Hare
Title: Executive Vice President Treasurer and CFO

H.B. FULLER COMPANY	FIRST AMENDMENT

Accepted and Agreed to:

RELIASTAR LIFE INSURANCE COMPANY
By: ING Investment Management LLC, as Agent

By
Name:
Title:

H.B. FULLER COMPANY	FIRST AMENDMENT

Accepted and Agreed to:

KNIGHTS OF COLUMBUS

By	/s/ Charles E. Maurer, Jr.
Name: Charles E. Maurer, Jr.
Title: Supreme Secretary

H.B. FULLER COMPANY	FIRST AMENDMENT

Accepted and Agreed to:

METROPOLITAN LIFE INSURANCE COMPANY

METLIFE INVESTORS USA INSURANCE COMPANY
By:	Metropolitan Life Insurance Company, its investment manager

METLIFE INSURANCE COMPANY OF CONNECTICUT
By:	Metropolitan Life Insurance Company, its investment manager

METLIFE REINSURANCE COMPANY OF VERMONT
By:	Metropolitan Life Insurance Company, its investment manager

By	/s/ Judith A. Gulotta
Name: Judith A. Gulotta
Title: Managing Director

H.B. FULLER COMPANY	FIRST AMENDMENT

Accepted and Agreed to:

LIFE INSURANCE COMPANY OF THE SOUTHWEST

By	/s/ R. Scott Higgins
Name: R. Scott Higgins Title: Senior Vice President Sentinel Asset Management

NATIONAL LIFE INSURANCE COMPANY

By	/s/ R. Scott Higgins
Name: R. Scott Higgins Title: Senior Vice President Sentinel Asset Management

H.B. FULLER COMPANY	FIRST AMENDMENT

Accepted and Agreed to:

NATIONWIDE LIFE INSURANCE COMPANY

By	/s/ Mary Beth Cadle
Name: Mary Beth Cadle Title: Authorized Signatory

H.B. FULLER COMPANY	FIRST AMENDMENT

Accepted and Agreed to:

NEW YORK LIFE INSURANCE COMPANY

By	/s/ Loyd T. Henderson
Name: Loyd T. Henderson Title: Corporate Vice President

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

By: New York Life Investment Management LLC, Its Investment Manager

By	/s/ Loyd T. Henderson
Name: Loyd T. Henderson Title: Director

H.B. FULLER COMPANY	FIRST AMENDMENT

Accepted and Agreed to:

AMERICAN UNITED LIFE INSURANCE COMPANY

By	/s/ Michael Bullock
Name: Michael Bullock Title: Vice President, Private Placements

H.B. FULLER COMPANY	FIRST AMENDMENT

Accepted and Agreed to:

JACKSON NATIONAL LIFE INSURANCE COMPANY

By: PPM America, Inc., as attorney in fact, on behalf of Jackson National Life Insurance Company

By	/s/ Curtis A. Spillers
Name: Curtis A. Spillers, CFA Title: Vice President

H.B. FULLER COMPANY	FIRST AMENDMENT

Accepted and Agreed to:

PROTECTIVE LIFE INSURANCE COMPANY

By	/s/ Philip F. Passafiume
Name: Philip F. Passafiume Title: Director, Fixed Income

H.B. FULLER COMPANY	FIRST AMENDMENT

Accepted and Agreed to:

THE PRUDENTIAL LIFE INSURANCE COMPANY, LTD.

By: Prudential Investment Management (Japan), Inc., as Investment Manager

By: Prudential Investment Management, Inc., as Sub-Adviser

By	/s/ Peter Pricco
Name: Peter Pricco Title: Vice President

PRUCO LIFE INSURANCE COMPANY

By	/s/ Peter Pricco
Name: Peter Pricco Title: Assistant Vice President

FORETHOUGHT LIFE INSURANCE COMPANY

By: Prudential Private Placement Investors, L.P. (as Investment Advisor)

By: Prudential Private Placement Investors, Inc. (as its General Partner)

By	/s/ Peter Pricco
Vice President

H.B. FULLER COMPANY	FIRST AMENDMENT

Accepted and Agreed to:

AMERITAS LIFE INSURANCE CORP.

By: Summit Investment Advisors, Inc., as Agent

By	/s/ Andrew S. White
Name: Andrew S. White Title: Managing Director—Private Placements

THE UNION CENTRAL LIFE INSURANCE COMPANY

By: Summit Investment Advisors, Inc., as Agent

By	/s/ Andrew S. White
Name: Andrew S. White Title: Managing Director—Private Placements

H.B. FULLER COMPANY	FIRST AMENDMENT

Accepted and Agreed to:

THRIVENT FINANCIAL FOR LUTHERANS

By	/s/ Alan D. Onstad
Name: Alan D. Onstad Title: Senior Director7

H.B. FULLER COMPANY	FIRST AMENDMENT

Accepted and Agreed to:

THE TRAVELERS INDEMNITY COMPANY

By	/s/ Annette M. Masterson
Name: Annette M. Masterson Title: Vice President

H.B. FULLER COMPANY	FIRST AMENDMENT

The undersigned hereby confirms its continued guaranty of the obligations of the Company under the Note Purchase Agreement, as amended hereby, pursuant to the terms of the Guaranty Agreement dated as of December 16, 2009.

H.B. FULLER CONSTRUCTION PRODUCTS INC.
(f/k/a Specialty Construction Brands, Inc.), a Minnesota corporation

By:	/s/ Cheryl A. Reinitz
Name: Cheryl A. Reinitz
Title: Treasurer